LICENSE AGREEMENT

This AGREEMENT is made as of this ______ day of _____________, 1997, between Unique Mobility, Inc., a corporation organized and existing under the laws of the State of Colorado, with its principal offices at 425 Corporate Circle, Golden, Colorado 80401 ("Unique"), and Invacare Corporation, an Ohio corporation, with its principal office at 899 Cleveland Street, Elyria, Ohio 44036-2 125 ("Invacare").

RECITALS

Unique owns or possesses and has the right to disclose and license certain Licensed Technology relating to Licensed Motors that may prove useful in medical products.

Invacare desires to enter into a Supply Agreement with Unique Power Products, Inc. ("UPP") pursuant to which Invacare intends to purchase and UPP intends to sell Licensed Motors incorporating Licensed Technology for use in wheelchairs produced by Invacare.

Subject to the terms of this Agreement, Invacare and Unique desire to provide for Invacare to be granted a license so that Invacare may manufacture and sell Medical Products incorporating such Licensed Motors.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Unique and Invacare hereby agree as follows:

SECTION ONE

DEFINITIONS

As used herein the following terms shall have the meanings set forth below:

1.1 "Affiliate" shall mean a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a party to this Agreement.

1.2 "Confidentiality Agreement" shall mean the Confidentiality Agreement between Invacare and Unique and UPP of even date herewith.

1.3 "Medical Products" shall mean all medical and health care products including but not limited to motorized wheelchairs and other mobility products and equipment for use by persons with disabilities and/or for home health care.

1.4 "Licensed Patents" shall mean any and all patents and patent applications with respect to the Licensed Technology.

1.5 "Licensed Technology" shall mean all of Unique's trade secrets, confidential know-how and technical information in whatever form, whether or not patentable including all of the same embodied in the Licensed Patents, now known or that becomes known to Unique from whatever source during the term of this Agreement (provided that Unique has the right to use and disclose such information) and related to the development, design, manufacture, use or sale of Licensed Motors for use in Medical Products.

1.6 "Licensed Motors" shall mean electric motors made pursuant to Licensed Technology for use in Medical Products.

1.7 "Person" shall mean an individual, firm, trust, partnership, joint venture, association, company, an unincorporated association or a government or any department or agency thereof

1.8 "Supply Agreement" shall mean the Supply Agreement between Invacare and UPP of even date herewith.

SECTION TWO

GRANT OF LICENSE

2.1 Effective Date. The license rights granted to Invacare by Unique pursuant to this Agreement shall become effective on the date the Supply Agreement and the Confidentiality Agreement are effective.

2.2 License to Invacare.

(a) Unique grants to Invacare, and Invacare accepts, a royalty bearing license to undertake any and all of the following activities worldwide during the term and in accordance with the provisions of this Agreement: (i) to use and practice Licensed Technology in the manufacture of Licensed Motors as part of Medical Products, (ii) to sell, offer to sell, ship, distribute, advertise and promote the Licensed Motors manufactured or incorporated pursuant to clause (i), and (iii) to subcontract any of the activities described in clause (i) of this Section 2.2(a) to UPP. Invacare may subcontract the activities described in clause (I) of this Section 2.2(a) to another supplier or perform them itself provided that: (1) Invacare shall have complied with its obligation to purchase the "Minimum Quantity" from UPP as provided in Section 2.1 of the Supply Agreement, if it is in effect, and (2) Invacare shall pay to Unique royalties (the "Royalties") as provided in Section 2.3 below. In addition, such other supplier shall be required to enter into a confidentiality agreement containing terms substantially the same as the terms of the Confidentiality Agreement prior to disclosure to such supplier of any confidential information of Unique. A copy of any such confidentiality agreement shall be delivered to Unique immediately after it is signed.

(b) The license rights granted to Invacare pursuant to Sections 2.2(a) shall be (i) exclusive (except as to UPP's right to use the Licensed Technology to manufacture Licensed Motors for Invacare) and (ii) non-transferable but with the right of sub-license in the area of Medical Products to any Invacare Affiliate provided such Invacare Affiliate delivers to Unique such written assurances as Unique may reasonably request to evidence the agreement of such Invacare Affiliate to be bound by the terms of this Agreement and to relinquish all of its rights as sublicensee in the event it ceases to be an Invacare Affiliate.

(c) Notwithstanding the exclusivity provision contained in Section 2.2(b)(i), Unique reserves the right (i) to use and practice Licensed Technology in the manufacture of Licensed Motors as part of Medical Products and (ii) to sell, offer to sell, ship, distribute, advertise and promote the Licensed Motors manufactured or incorporated pursuant to clause (i), contingent upon Invacare's written consent, which shall not be unreasonably withheld. Prior to granting such consent, Invacare shall have the sole right to determine that such license, use or sale (A) will not directly or indirectly benefit a competitor of Invacare, (B) will not be a competitive disadvantage to Invacare or (C) is not materially adverse to Invacare's best interest. Unique reserves the unrestricted right to sell, practice or license the Licensed Technology in applications other than the Medical Products area.

2.3 Royalties.

(a) Invacare shall pay Unique Royalties equal to (i) [* MATERIAL OMITTED AND SEPARATELY FILED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST*]% of the Net Sales Price (as defined below) of Medical Products incorporating Licensed Motors obtained from any source other than UPP or any Unique Affiliate or (ii) in the case of Licensed Motors sold by Invacare without incorporation into Medical Products, [* MATERIAL OMITTED AND SEPARATELY FILED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST*]% of the Net Sales Price of the Licensed Motors acquired from any source other than UPP or any Unique Affiliate. Notwithstanding anything contained in this Section 2.3 that may be interpreted to the contrary, Royalties under this Agreement shall not apply to Licensed Motors purchased from UPP or any Unique Affiliate. References to Licensed Motors in this Section 2.3 shall mean Licensed Motors acquired from any source other than UPP or any Unique Affiliate.

(b) The Net Sales Price in the case of Licensed Motors resold by Invacare shall mean Invacare's entire gross receipts for Licensed Motors less only such of the following as may be included in such gross receipts (collectively, "Allowances"): (i) all normal trade discounts actually allowed; (ii) all sales, use and value added taxes, all import or export duties and freight, insurance, shipping or transportation charges paid or payable by Invacare in connection with the particular transaction involved and not reimbursed or reimbursable by the purchaser or customer; and (iii) amounts actually credited or refunded to the purchaser or customer for returned or defective goods. The Net Sales Price shall not be further reduced by any discount, allowance, deduction, rebate or franchise, income or other tax of any kind.

(c) The Net Sales Price in the case of Medical Products into which Licensed Motors are incorporated shall mean the entire gross receipts for such Medical Products, less only Allowances, multiplied by a fraction, the numerator of which is the total cost to Invacare for the Licensed Motors, and the denominator of which is the total cost to Invacare for manufacturing the Medical Products into which the Licensed Motors are incorporated. In calculating Invacare's costs for the foregoing, Invacare may use any reasonable method it normally uses to determine costs for other purposes, provided that any such method shall be consistently applied to the numerator and denominator. For the purposes of this paragraph, rebates shall be deemed to be an Allowance.

(d) Invacare may sell or transfer a Licensed Motor or Medical Product incorporating a Licensed Motor to an Affiliate for sale to a third party, and such sale or transfer to an Affiliate shall not be subject to the Royalties (provided that any subsequent sale or transfer by such Affiliate to a third party shall be subject to Royalties hereunder).

(e) During each Contract Year of the Renewal Term of the Supply Agreement, Invacare shall either pay a minimum royalty on [* MATERIAL OMITTED AND SEPARATELY FILED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST*] Motors (as defined in the Supply Agreement) less the number of Motors manufactured by UPP or any of its affiliates multiplied by [* MATERIAL OMITTED AND SEPARATELY FILED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST*]% of the Net Sales Price as defined in 2.3(b.) of this Agreement or revert to a non-exclusive license on the Motors. Royalties on other Licensed Motors manufactured or sold during the term of this Agreement shall be mutually agreed upon by the parties to this Agreement.

2.4 Examination of Records.

(a) Invacare shall keep full, complete and accurate business records, files and books of accounting containing all the data reasonably necessary for the accurate computation and verification of the Royalties to be paid and the information to be provided by Invacare in this Section 2. Invacare shall maintain such records, files and books for a period of five (5) years from the making thereof

(b) Should Unique's examination of the reports disclose a discrepancy in an amount greater than 5% of any Royalty payments, Unique shall have the right to retain an independent auditor to conduct an audit of Invacare's books and records, but only to the extent related to the Licensed Motors and/or Medical Products into which Licensed Motors are incorporated. If such audit discloses an underpayment, Invacare shall pay (i) all overdue amounts (plus late charges and interest as provided herein) and if such underpayment is in excess of 5% of the amount due (ii) all costs and expenses of such audit.

2.5 Quarterly Reports. Within forty-five (45) days after the close of each calendar quarter ending after the quarter in which Invacare makes its first sale of a Licensed Motor or Medical Product containing a Licensed Motor, Invacare shall deliver to Unique a written statement in form reasonably acceptable to Unique and certified as correct by Invacare showing the quantity and description of the Licensed Motors sold or incorporated into Medical Products during the calendar quarter immediately preceding and shall calculate the Net Sales Price of all such products sold during such calendar quarter and the amount of the Royalties payable to Unique with respect to such sales. For the purpose of such reports the Licensed Motors or Medical Products containing such Licensed Motors shall be considered to be sold as of the date of shipment.

2.6 Payment. Invacare shall, within 45 days following the end of each calendar quarter, submit the report and remit the full amount of Royalties that are due for the preceding quarter. All late Royalty Payments shall (i) be subject to a late charge equal to 5% of the overdue amount

2.7 Patent Markings. Invacare shall mark the Licensed Motors in accordance with such reasonable instruction as may be given by Unique from time to time during the term hereof in order to indicate that they incorporate Licensed Motors which are protected by pending patents or the Licensed Patents.

SECTION THREE

DISCLOSURE OF IMPROVEMENTS BY INVACARE

Invacare shall promptly disclose to Unique any improvements to the Licensed Technology which are developed by Invacare or which come to Invacare's knowledge and which Invacare has the right to disclose. All said improvements shall be owned by Unique.

SECTION FOUR

PATENT INFRINGEMENT

4.1 Representation and Warranty. Unique represents and warrants to Invacare that, to Unique's best knowledge, the Licensed Technology does not infringe on the patent or other intellectual property rights of any third party.

4 2 Invacare Notification: If at any time during the term of this Agreement, Invacare becomes aware that any Person is infringing any of the rights of Unique which have been licensed to Invacare hereunder, Invacare shall promptly notify Unique as to such infringement and shall provide to Unique the name and address, if known, of the alleged infringer and a description of the alleged acts of infringement. Unique shall, at its own discretion and expense, have the right to commence or prosecute any claim or suit against such infringer in its own name or in the name of Invacare as deemed necessary by Unique under the circumstances. Unique shall have the exclusive right to employ counsel of its own selection and to direct and control the litigation or settlement of any such claim or suit and shall be entitled to retain all amounts awarded as damages in connection therewith. Should Unique choose not to pursue the alleged infringer, or abandon any action, claim or suit it has commenced against any such infringer, Invacare shall, at its option, have the right under this Agreement to pursue the claim in its or Unique's name as deemed necessary or elect to pay royalties at 50%. Invacare shall, under these circumstances, have the exclusive right to employ counsel of its own selection and to direct and control the litigation or settlement of any such claim or suit and shall be entitled to retain all amounts awarded as damages in connection therewith Each party shall cooperate with and give full assistance to the other in connection with any action taken pursuant to this Section 4.2.

4.3 Prevention of Infringement. If Unique determines, in the absence of any notice, that the Licensed Technology infringes the claims of the patent or other proprietary rights of third parties, then Unique has the right and will use its best efforts to avoid such possible infringement by attempting to alter the Licensed Motors or Licensed Technology to render them non-infringing. Should Invacare or Unique receive any notice of an alleged infringement on the claims or proprietary rights of third parties, then Invacare and Unique shall meet to discuss the response to such notice. Invacare shall cooperate with and assist Unique with respect to any such response but shall have no obligation to participate in the defense against any claim or suit brought by such third parties. Should any Licensed Patent be declared in whole or in part invalid, unless specifically declared exempt as a Licensed Patent in writing and signed by both parties, then Invacare's royalty under Section 2.3 shall be reduced by 50%.

4.4 Disclaimers; Indemnifications. Except as provided in Section 4.1, UNIQUE ASSUMES NO RESPONSIBILITY FOR ANY PRODUCT MANUFACTURED OR SOLD BY OR FOR INVACARE AND MAKES NO REPRESENTATION OR WARRANTIES CONCERNING THE LICENSED TECHNOLOGY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Invacare shall indemnify Unique or UPP from and against any and all claims, losses, damages, liabilities and expenses ("Losses") arising out of or in connection with Invacare's sale of Medical Products except to the extent any such Losses are caused by design or manufacturing defects in the Licensed Motors, which are, in whole or in part, caused by the negligence or intentional acts of Unique or UPP.

SECTION FIVE

TERM; TERMINATION

5.1 Term. This Agreement shall become effective as of the date and year first above set forth and, Subject to the provisions of Section 5.2, shall continue in effect for five (5) years or until the Supply Agreement terminates, whichever is longer.

5.2 Termination.

(a) Each of the following shall constitute an "Event of Default" under this Agreement:

(i) Invacare shall have materially defaulted in the performance or observance of any of the terms or provisions of this Agreement and such default remains uncured for a period of thirty (30) days after delivery of written notice of default by Unique;

(ii) Unique shall have materially defaulted in the performance or observance of any of the terms or provisions of this Agreement and such default remains uncured for a period of thirty (30) days after delivery of written notice of default by Invacare;

(iii) Unique shall commence bankruptcy, insolvency or similar proceedings; or their creditors commence such proceedings against them and such proceedings are not dismissed within ninety (90) days;

(iv) Invacare shall commence bankruptcy, insolvency or similar proceedings; or their creditors commence such proceedings against them and such proceedings are not dismissed within (90) ninety days;

(v) Invacare contests or otherwise challenges or attacks in any court of competent jurisdiction, the rights of Unique in or to the Licensed Technology except in connection with a breach of this Agreement by Unique; or

(vi) The Supply Agreement is terminated by Unique as a result of a material breach of the Supply Agreement by Invacare.

(b) If any Event of Default shall occur, the non-defaulting party may, in addition to all other rights and remedies available to it, terminate this Agreement by giving the defaulting party written notice of termination.

(c) Any termination of this Agreement pursuant to Section 5.2 shall be effective immediately upon delivery of written notice of termination pursuant to Section 6.1.

5.3 Effect of Expiration. Upon the expiration of this Agreement as provided in Section 5.1, Invacare shall cease to have the right to exercise the license granted in Section 2.2, except for those Motors already sold to Invacare but, not yet resold by Invacare, and shall discontinue use of the license technology provided that, at Invacare's request, Unique shall negotiate in good faith and an extension of the said License on mutually agreed terms.

5.4 Effect of Termination.

(a) If this Agreement is terminated by Invacare as a result of an Event of Default pursuant to Sections 5.2(a)(ii) or 5.2(a) (iii), then Invacare shall, subject to the continued performance of its obligations hereunder, (including, without limitation, payment of Royalties), be permitted to continue to exercise its rights under Section Two hereof, except that the royalties shall be reduced by 50%.

(b) Except as provided in Section 5.4(a), if this Agreement is terminated by either party pursuant to Section 5.2(a), then Invacare shall immediately upon such termination cease and desist from using any of the Licensed Technology and the Trademark and from making, promoting or selling any products containing same.

SECTION SIX

MISCELLANEOUS

6.1 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be personally delivered, electronically delivered by facsimile or telex, mailed by overnight mail service or mailed by certified mail, return receipt requested, postage prepaid to the following addresses or to such other addresses as the parties hereto may designate in writing:

If to Unique:

Unique Mobility, Inc.
425 Corporate Circle
Golden, CO 80401
Attention: Donald A. French
Telecopy No.: 303/278-7007

If to Invacare:

Invacare Corporation
899 Cleveland Street
Elyria, OH 44036-2125
Attention: Thomas R. Miklich
Telecopy No.: 216/366-9008

All such notices, requests, consents and other communications shall be deemed to be properly given when delivered personally, or, if sent by U.S. mail, as of the date on the return receipt, or if sent by overnight mail service, the next business day after delivery to the overnight mail service, or if sent electronically, upon verification of receipt.

6.2 Assignment. This Agreement shall inure to the benefit of and be binding upon any permitted successor and assign of the parties hereto, provided that (a) Invacare may not, except as otherwise provided in Section 2.2(c), assign this Agreement or any rights or obligations hereunder without the prior written consent of Unique and (b) Unique may assign or transfer its rights and obligations hereunder to (i) any of its Affiliates, or (ii) with Invacare's written permission, to any purchaser of substantially all the assets and business of Unique.

6.3 Entire Agreement. This Agreement, the Supply Agreement and the Confidentiality Agreement constitute the entire agreement and understanding of the parties hereto with respect to its Subject matter and supersede any and all prior written and oral agreements with respect thereto. This Agreement may not be changed, waived or discharged except by written instrument signed by duly authorized representatives of the parties.

6.4 Compliance with Applicable Law. Invacare shall at all times conduct its activities under this Agreement so as to ensure that its activities do not cause Unique or any of its Affiliates to be in violation of any applicable laws or regulations. Invacare shall at all times (a) refrain from any conduct, including specific sales, which, in the reasonable opinion of Unique, might cause Unique or its Affiliates to be in violation of any applicable laws or regulations and (b) take such actions and cause Invacare's agents, employees and representatives to take such actions as Unique may reasonably request in order to ensure Invacare's compliance with its obligations under this Section 6.4.

6.5 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

6.6 Severability. Each section, subsection, phrase and sentence of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be finally determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

6.7 Waiver. Any waiver by either party hereto of any breach of, or failure to comply with or failure to enforce at any time, any of the provisions of this Agreement shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement, nor shall it in any way affect the validity of' this Agreement or any part thereof or the right of any party hereto thereafter to enforce each and every provision of this Agreement.

6.8 Captions. The captions of the Sections and subsections contained in this Agreement are provided for convenience or reference only and shall not be deemed to constitute a part hereof

6.9 Public Announcements. Neither party shall without prior written consent of the other party, make any public announcements or issue any press release except as may, in the opinion of counsel, be necessary to comply with the requirements of any law, government order or regulation.

IN WITNESS WHEREOF, the following duly authorized representatives of the parties have executed this Agreement in two originals as of the date first above written and each party retains one fully executed original.

UNIQUE MOBILITY, INC.

By: /s/
Title:

INVACARE CORPORATION

By: /s/
Title: